UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASPEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-1933597
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1660 S. Albion Street, Suite 525, Denver, Colorado 80222
(Address of Principal Executive Offices) (Zip Code)

2012 Equity Incentive Plan
(Full title of the plan)

Michael Mathews 1660 S. Albion Street, Suite 525, Denver, Colorado 80222
(Name and address of agent for service)

(303) 333-4224
(Telephone number, including area code, of agent for service)

Copy to:

Michael Harris, Esq.

Nason, Yeager, Gerson, White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	25,300,000	$0.275	$6,957,500	$807

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(1)

This Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends and other terms pursuant to Rule 416 under the Securities Act of 1933 (the "Act").

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act based on the average of the high and low prices of the registrant’s common stock as quoted on the OTCQB on December 6, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION

This prospectus relates to 25,300,000 shares of common stock issuable to employees, consultants, officers, and directors of Aspen Group, Inc. and its subsidiaries under the 2012 Equity Incentive Plan. Upon the issuance and, if applicable, exercise of equity awards made thereunder, up to 25,300,000 shares of common stock, par value $0.001 per share of Aspen Group, Inc. may be publicly sold.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees  as specified by the Securities and Exchange Commission, or the SEC, pursuant to Rule 428(b)(1) under the Securities Act of 1933, or the Securities Act.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Aspen Group, Inc., 1660 South Albion Road, Suite 525, Denver, CO 80222, Attention: Corporate Secretary or (303) 333-4224.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed below are incorporated by reference in the registration statement:

•	Our Annual Report on Form 10-K for the year ended April 30, 2016, filed on July 27, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2016 filed on September 14, 2016, and Quarterly Report on Form 10-Q for the quarter ended October 31, 2016 filed on December 12, 2016;

•

Our Current Reports on Form 8-K filed on April 25, 2016, May 25, 2016, June 27, 2016, June 29, 2016, September 7, 2016, November 8, 2016 and November 18, 2016 (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits);

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to above;

•

The description of our common stock contained in the Registration Statement on Form S-1 filed on October 8, 2014 (Commission File Number: 333-199218), including any amendments or reports filed for the purpose of updating such description; and

•

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., Palm Beach Gardens, Florida. One of the firm’s employees beneficially owns approximately 3.1 million shares of our common stock.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•

For any breach of the director's duty of loyalty to us or our shareholders;

•

For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•

Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•

For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

See Exhibit Index, which is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.

1.

The undersigned registrant hereby undertakes:

a.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement:;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

b.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 13, 2016.

ASPEN GROUP, INC.

By:	/s/ Michael Mathews,
Michael Mathews, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Michael Mathews	Chief Executive Officer (Principal Executive Officer), Director	December 13, 2016
Michael Mathews

/s/ Michael D’Anton	Director	December 13, 2016
Michael D’Anton

/s/ Norman D. Dicks	Director	December 13, 2016
Norman D. Dicks

/s/ C. James Jensen	Director	December 13, 2016
C. James Jensen

/s/ Andrew Kaplan	Director	December 13, 2016
Andrew Kaplan

/s/ Malcolm F. MacLean IV	Director	December 13, 2016
Malcolm F. MacLean IV

/s/ Sanford Rich	Director	December 13, 2016
Sanford Rich

/s/ John Scheibelhoffer	Director	December 13, 2016
John Scheibelhoffer

/s/ Rick Solomon	Director	December 13, 2016
Rick Solomon

/s/ Janet Gill	Chief Financial Officer (Principal Financial Officer)	December 13, 2016
Janet Gill

EXHIBIT INDEX

No.	Description	Filed or Furnished Herewith

5.1	Legal Opinion of Nason, Yeager, Gerson, White & Lioce. P.A.	Filed with this Form S-8
10.1	2012 Equity Compensation Plan	*
23.1	Consent of Nason, Yeager, Gerson, White & Lioce, P.A.	Contained in Exhibit 5.1 above
23.2	Consent of Salberg & Company, P.A.	Filed with this Form S-8

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* Incorporated by reference from Annex B of the registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 6, 2016.